GBS ENTERPRISES INCORPORATED

585 Molly Lane

Woodstock, GA 30189

T: (404) 474-7256

January 23, 2012

Woody Allen

Via Email: wallen745@verizon.net

Re:                 Board of Directors - Offer Letter

Dear Mr. Allen:

GBS Enterprises Incorporated, a Nevada corporation (the “Company”), is pleased to offer you a director position on its Board of Directors (the “Board”).

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all the terms and conditions relating to the services you are to provide.

1.            Term. This Agreement shall be for the ensuing year, commencing on January 30, 2012 (the “Effective Date”). Your term as director shall continue until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual shareholder’s meeting in accordance with the Company’s by-laws, and the terms and provisions of this Agreement shall remain in full force and effect unless you resign from or are not re-elected to or are dismissed from the position or unless otherwise revised on such terms as mutually agreed to by you and the Company.

2.            Services. You shall render services as a member of the Board, as well as a member of the Board’s Compensation/Corporate Governance committee in the capacities of the Compensation/Corporate Governance committee’s chairman and as a member of the Board’s Audit committee, (hereinafter your “Duties”). During the term of this Agreement, you shall attend and participate in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called in accordance with the terms of the Company’s by-laws and/or the committee charters. You may attend and participate at each such meeting, via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) regularly and as reasonably necessary via telephone, electronic mail or other reasonable forms of correspondence.

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3.            Services for Others. You will be free to represent or perform services for other persons during the term of this Agreement. However, you agree that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, directly competitive with the Company (except for companies previously disclosed by you to the Company in writing). Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.            Compensation. In consideration for your service as a member of the Board, you shall receive cash compensation (retainer fee) of $12,000.00 per calendar year of service, payable on a quarterly basis by the fifteenth of each April, July, October and January of each year, and prorated for partial time periods plus additional compensation as described in the attached Board Compensation Plan which might be amended from time to time.. Additionally, you shall, for each year of service, be granted an option (the “Option”) under the Company’s 2011 Stock Option Plan (the “Plan”) to purchase up to 25,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at a price per share equal to the Fair Market Value (as defined in the Plan) exercisable for a period of three (3) years from the Option grant date, and for each successive option grant the per share exercise price shall be equal to the Fair Market Value of the Company’s Common Stock on the grant date of the renewal of the service as independent director. The Option shall be granted pursuant to, and the terms and conditions of the Option shall be set forth in, an option agreement entered into between you and the Company as of the grant date. The Company agrees to reimburse all of your travel, hotel, car rental, meals and other reasonable expenses relating to your attendance at meetings of the Board. In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company, provided that you shall seek the Company’s approval prior to the incurrence of any such expenses exceeding $500. All payments to you shall be exclusive of all taxes and, in the event that the Company is required to deduct any amount in respect of any taxes, the Company shall make you whole by paying such amount so that the amount you receive shall not be less than the amount set forth above.

Your compensation as a director in any future periods is subject to the determination of the Board, and may differ in future periods should you continue to serve on the Board but shall be no less than $12,000.00 (as a retainer) annually.

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5.             D&O Insurance Policy. You shall be included as an insured under such directors’ and officers’ liability insurance (the “D&O Insurance”) that the Company, at its sole discretion, maintains in an amount in coverage and with a carrier as determined in the Board’s discretion; provided, however, that the foregoing shall not be construed as obligating the Company to maintain any directors’ and officers’ liability insurance. The Company represents that it currently has D&O coverage in an amount not less than $5 million to cover you as a named insured, and the Company further agrees that it will inform you in advance of the cancellation or expiration, without replacement, of its current D&O Insurance policy. The Company agrees that D&O Insurance coverage is a substantive condition to your acceptance of your position as a member of the Board, and that, in the event such policy expires or is terminated without being replaced by a policy from a reasonable carrier, you may, without liability to the Company; terminate your relationship with the Company.

6.             No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

               7.             Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.            Definition. For purposes of this Agreement the term “Confidential Information” means:

i.      Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii.     Any information which is related to the business of the Company and is generally not known by non-Company personnel.

 iii.    By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, source code, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

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b.            Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.      Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.     Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.    Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

c.            Documents. You agree that, without the express written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or upon termination of this agreement.

d.            No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in your reasonable judgment in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in your reasonable judgment in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this agreement.

                8.            Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

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9.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

[Remainder of the Page Intentionally Blank]

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

GBS ENTERPRISES INCORPORATED

By:	/s/ Joerg Ott
Name: Joerg Ott

Title: Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Wood Allen

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BOARD COMPENSATION

•	Board Member Retainer	$2,500 per quarter = $10,000
•	Audit Committee Chairman Retainer	$2,000 per quarter = $8,000
•	Compensation Committee Chairman Retainer	$1,000 per year = $1,000
•	Compliance Committee Chairman Retainer	$1,000 per year = $1,000
•	Board Meeting fees	$2,000/meeting (based on four meetings/year)
•	Audit Meeting fees	$2,000/meeting (based on four meetings/year)
•	Compensation/Compliance Meeting Fees	$2,000/meeting (based on one meeting/year)
•	Stock Options	25,000 option grants per year
(fair market value)
•	Travel	TBD

Board fees are paid only to outside directors. Inside directors/employees receive no fees/options.

	Board Member, no committee activity		Board Member, committee activity		Audit Committee Chair		Compensation/ Compliance Committee Chair
Board Member Retainer	$10,000		$10.000		$10,000		$10,000
Audit/Compensation/Compliance Committee Chair Retainer					$8,000		$2,000
Board Meeting Fees (in person)	$8,000	*	$8,000	*	$8,000	*	$8,000	*
Board Meeting Fees (telephone)	$650		$650		$650		$650
Audit/			$8,000	**	$8,000	**
Compensation/Compliance			$2,000	***			$2,000	***
Committee Meeting Fees
TOTAL ANNUAL FEES	$18,000		$28,000		$34,000		$22,000
Equity: Stock Options (at fair market value)	7’500		7’500		10,000		10,000

*) 4 meetings annually             **) 4 meetings annually                ***) 1 meeting annually

Annual total cost to the Company	Number of Outside Board Members	Total Cost
Board Member Retainer	5	$50,000
Audit Committee Chair Retainer	1	$8,000
Compensation/Compliance Chair Retainer	1	$2,000
Board Meeting Fees	5	$40,000
Audit Committee Meeting Fees	2	$16,000
Compensation/Compliance Meeting Fees	2	$4,000
TOTAL ANNUAL BoD FEES		$120,000
Equity	5	125,000

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